UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

    June 5 , 2012

COPART, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23255	94-2867490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4665 Business Center Drive

                       Fairfield, California  94534

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

    (707) 639-5000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (d)

Appointment of New Director

On June 5, 2012, the Board of Directors (the “Board”) of Copart, Inc. (the “Company”) increased the size of the Board from seven members to eight members, and unanimously elected Thomas N. Tryforos to fill the vacancy created thereby, effective immediately, until the next annual meeting of the Company’s stockholders, or until his successor is elected and qualified or his earlier resignation or removal.

Mr. Tryforos has not been named to serve on any committee of the Board at this time.

There was no understanding or arrangement between Mr. Tryforos and any other person pursuant to which Mr. Tryforos was appointed.

Mr. Tryforos, age 53, is a private investor.  Mr. Tryforos also serves as a director of Credit Acceptance Corporation, a publicly-traded indirect auto finance company.

Mr. Tryforos has been provided an indemnification agreement and will receive compensation in accordance with the Company’s standard arrangements for non-employee directors as disclosed herein in the section entitled “Non-Employee Director Compensation Policy,” as such arrangements may be amended from time to time.

Mr. Tryforos is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Non-Employee Director Compensation Policy

As disclosed in the section entitled “Compensation of Non-Employee Directors” that begins on page 14 of the Company’s proxy statement that was filed with the Securities and Exchange Commission on December 14, 2011 (the “Proxy Statement”), each non-employee director receives an annual director’s fee of $50,000, payable in quarterly installments.  Steven D. Cohan, who serves as chairman of the Company’s audit committee, receives an additional annual fee of $10,000, payable in quarterly installments.  On June 5, 2012, the Board revised the non-employee director compensation policy to increase the annual director’s fee for non-employee directors to $70,000, payable in quarterly installments.  Mr. Cohan will continue to receive an additional annual fee of $10,000, payable in quarterly installments.

In addition, as disclosed in the Proxy Statement, each non-employee director is eligible to receive an annual option grant of 20,000 shares under the Company’s 2007 Equity Incentive Plan, which grant generally takes place immediately following the annual meeting of stockholders each year.  Newly appointed non-employee directors are awarded an initial grant of 20,000 shares at the time of appointment and are not eligible for an additional grant until the fiscal year following their appointment.  Each annual option grant and each initial grant is subject to the following vesting schedule:  fifty percent (50%) of the shares subject to each option vest twelve (12) months from the date of grant with the remaining shares vesting 1/24th each month thereafter, such that the options will be fully vested two years from the date of grant.  Vesting of the options may accelerate if any successor corporation does not assume the options in the event of a change in control.  As a result of the stock split, effected in the form of a stock dividend, that was consummated at the close of trading on March 28, 2012, the Board revised the non-employee director compensation policy to increase each of the annual option grant and the initial grant to 40,000 shares under the Company’s 2007 Equity Incentive Plan.  All other terms of the annual option grants and initial grants remain the same.

The non-employee directors are eligible for reimbursement of reasonable and necessary expenses incurred in connection with their attendance at board and committee meetings.

As disclosed in the section entitled “Appointment of New Director” above and in connection with his appointment to the Board, Mr. Tryforos, as a non-employee director, will receive compensation in accordance with the terms and conditions set forth in this section, as may be amended from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2012

COPART, INC.

By:

/s/ Paul A. Styer

Paul A. Styer

Senior Vice President, General Counsel

and Secretary